Exhibit 4.2

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

NEW VERSION OF

TRANSACTION AGREEMENT

PROJECT CARO

New version

of Transaction Agreement

between

1.	Allianz SE

Königinstraße 28

80802 Munich

– “Allianz” –

2.	Commerzbank Aktiengesellschaft

Kaiserstraße 16

60311 Frankfurt am Main

– “Commerzbank” –

– Allianz and Commerzbank each individually a “Party”

and together hereinafter referred to as the “Parties” –

of

27 November 2008

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

A.	MERGER OF DRESDNER BANK AND COMMERZBANK INTO COMMERZBANK (NEW)			4

	I.	Structure and objectives of the transaction		4

		§ 1	Basic structure	4

		§ 2	Future strategic alignment of Commerzbank (new) in banking business and as sales partner of Allianz Group	5

	II.	Future organization and governance of Commerzbank (new)		10

		§ 3	Registered office and organization	10

		§ 4	Supervisory Board of Commerzbank (new)	10

B.	EXECUTION OF THE TRANSACTION			11

		§ 5	Sale of the Dresdner Bank Shares by Allianz to Commerzbank	11

		§ 6	Conduct and completion of the capital increase by way of non-cash contribution; conditions precedent	12

		§ 7	Continuation of Commerzbank business up until Completion of the Contribution	14

		§ 8	Continuation of Dresdner Bank business until Completion of the Contribution	15

		§ 9	Further obligations of both Parties until Completion of the Contribution	16

		§ 10	Antitrust law und regulatory approvals	16

		§ 11	Commerzbank’s obligations	17

		§ 12	Allianz’s agreement to lock-up	18

		§ 13	Continued validity and/or termination of intra-group contractual relations between Allianz Group companies and Dresdner Bank Group companies	19

		§ 14	Provisions relating to the transfer of the Cominvest Companies	21

C.	FINAL PROVISIONS			23

		§ 15	Implementation of the transaction, rights and duties arising from this Transaction Agreement (amended)	23

		§ 16	Termination of the Transaction Agreement (amended)	24

		§ 17	Confidentiality, exclusivity	24

§ 18	Publications, inclusion of employee representative bodies	25

§ 19	Costs	25

§ 20	Correspondence	26

§ 21	Governing law, arbitration	26

§ 22	Amendments, additions, termination (including withdrawal and notice to terminate)	27

§ 23	Other agreements by the Parties	27

§ 24	Severability	27

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

List of Schedules

Schedule 2.4	Main Points of the New Bank Spin-Off

Schedule 5.3	Text of the resolution of the Board of Managing Directors on the increase in the authorized capital of Commerzbank

Schedule 10.1	List of Countries in Which Regulatory Proceedings Are Required

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

Allianz and Commerzbank signed a Transaction Agreement on August 31, 2008 (deed of the Civil Law Notary Klaus Peter Weber, Frankfurt am Main, notarial document register no 2186/2008) (“Transaction Agreement (old)”) which envisaged a merger of Dresdner Bank Aktiengesellschaft (“Dresdner Bank”) and Commerzbank in two stages as follows:

Under this agreement Allianz was initially to contribute – as part of a mixed non-cash capital contribution – an interest of 60.1938% in Dresdner Bank (after deducting own shares currently held by Dresdner Bank amounting to around 7.0596% of its authorized share capital, and hence 55.9444% of the total authorized share capital of Dresdner Bank) to Commerzbank, and receive as consideration Commerzbank shares, all shares held indirectly by Commerzbank in Cominvest Asset Management GmbH (“Cominvest Germany”), COMINVEST Asset Management S.A. (“Cominvest Luxembourg”), Münchener Kapitalanlage AG (“MK AG”) and MK Luxinvest S.A. (“MK Lux”, all companies together referred to as the “Cominvest Companies”), and a cash payment. After completion of the capital increase Dresdner Bank was to be merged into Commerzbank.

Allianz and Commerzbank have now agreed to execute the transaction in such a way that Allianz will sell its interest in Dresdner Bank completely to Commerzbank in the first stage of the transaction with the result that Commerzbank is then able to execute the merger of Dresdner Bank and Commerzbank if possible via an intra-group merger.

The Parties therefore agree to amend the Transaction Agreement (old) and its schedules (where necessary) as follows (“Transaction Agreement (amended)”):

PREAMBLE

1.	The Allianz Group is one of the world’s largest financial services providers and a market leader in insurance and asset management in Germany and Europe.

Dresdner Bank is a German stock corporation (Aktiengesellschaft) with its registered office in Frankfurt, the shares of which are 100%-owned by Allianz via Allianz Finanzbeteiligungs GmbH (74.0384%), AZ-Asopos Vermögensverwaltungsgesellschaft oHG (18.1551%) and Allianz Lebensversicherungs-Aktiengesellschaft (0.7469%) (together hereinafter referred to as the “Allianz Companies”). Dresdner Bank currently holds 7.0596% of its own shares, which are held in a blocked custody account; Allianz’s consent is required for any disposal over said shares.

2.	Measured by total assets, Dresdner Bank Group is one of Germany’s leading banks and is the group-wide banking business competence centre for Allianz. Allianz Group has entered into a comprehensive sales cooperation partnership with Dresdner Bank in Germany in respect of insurance and banking products (bancassurance and assurbanking), and asset management products.

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

3.	Commerzbank Group is Germany’s second-largest bank by total assets. Commerzbank Aktiengesellschaft, the ultimate group holding company, is a German stock corporation with its registered office in Frankfurt. Commerzbank’s shares are admitted for trading on several German stock exchanges and are almost entirely in the free float.

Commerzbank operates its asset management business (except for business with open-ended real estate funds and closed funds) via Commerzbank Asset Management Holding GmbH (“Cominvest Holding”), a 100%-owned subsidiary, which acts as a holding company for all Commerzbank Group’s German asset management business.

4.	Allianz and Commerzbank intend to merge Commerzbank and Dresdner Bank (“Dresdner Bank”) into Commerzbank (new) (“Commerzbank (new)”). As a result of this merger, Allianz shall become a major shareholder of Commerzbank (new) with the intention of retaining a long-term interest in Commerzbank (new).

5.	The merger shall not include banking interests held indirectly by Dresdner Bank in Banco Popular Espanol, S.A., Spain; Bank Pekao S.A., Poland; or Industrial and Commercial Bank of China Limited, China, including Dresdner Bank’s 13.2% interest in Allianz Investments I Luxembourg S.à.r.l. (formerly Puxian Investments S.à.r.l.), and Dresdner Bank’s interest in Oldenburgische Landesbank AG (“OLB”), and ADEUS Aktienregister Service GmbH (together the “Dresdner Bank Interests”). As these Dresdner Bank interests are not essential for the business model to be pursued by Commerzbank (new), it is intended – as with the property at Pariser Platz, Berlin – to transfer them to Allianz.

The transfer of the Cominvest Companies shall not include the 4.81% interest in Capital Investment Trust Corporation, Taipeh, held by Cominvest Deutschland. This interest will be transferred to Commerzbank at book value.

6.	After completion of this transaction, Commerzbank (new) intends to focus on activities in the Private and Business Customers, Mittelstand, and Central and Eastern Europe segments, along with Corporates & Markets (investment banking and public finance) and Commercial Real Estate, while creating a platform for further growth within Germany and internationally.

7.	The ongoing development of the bancassurance and asset management sales cooperation partnership successfully built up between Allianz and Dresdner Bank is to be an integral part of the business model of Commerzbank (new).

8.	With this transaction, Allianz and Commerzbank aim to proactively shape consolidation in the German banking sector – which is desirable – to their mutual benefit and to create a leading institution in the German banking market.

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

A.

MERGER OF DRESDNER BANK AND COMMERZBANK

INTO COMMERZBANK (NEW)

I.

Structure and objectives of the transaction

§ 1

Basic structure

1.1	To enable the complete merger of Commerzbank and Dresdner Bank, Allianz will, in a non-cash capital increase from approved capital at Commerzbank, contribute 537,257,149 shares of Dresdner Bank (“Dresdner Bank Shares”) (corresponding to the entire authorized capital of Dresdner Bank after deducting own shares currently held by Dresdner Bank amounting to around 7.0596% of its authorized share capital) in return for the issue of Commerzbank shares, the transfer of all shares held directly or indirectly by Commerzbank in the Cominvest Companies, and a cash payment (“Contribution”).

Commerzbank intends, upon completion of the Contribution, to merge Dresdner Bank as the transferring entity into Commerzbank as the transferee entity pursuant to the provisions of the German Reorganization Act (§ 2 para. 1, no. 1 UmwG) (“Intra-group Merger”). In connection herewith the Parties are agreed that the Intra-group Merger shall not be completed before the migration of Allianz clients to New Bank (cf. § 2.4 including Schedule 2.4), provided the Intra-group Merger can be registered in such a process by the end of March 31, 2009. The Parties agree that the Agreement in Principle concluded between Commerzbank and Dresdner Bank with the involvement of Allianz (deed of the Civil Law Notary Klaus Peter Weber, Frankfurt am Main, notarial document register no. 2187/2008) shall remain in force and it is the understanding of the Parties that the Agreement in Principle – in the Allianz/Commerzbank relationship – is to be read in a way that takes this Transaction Agreement (amended) into account.

1.2	Both Parties agree that the merger shall not include the Dresdner Bank interests to be transferred; these are therefore to be transferred from Dresdner Bank Group to Allianz (or a company related to Allianz within the meaning of §§ 15 et seq. of the German Stock Corporation Act (AktG)) prior to Completion of the Contribution in accordance with the main points set out in Schedule 1.2 of the Transaction Agreement (old).

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

1.3	The Parties are agreed that the property at Pariser Platz 5a/6, Berlin (Land Register (Grundbuch) Berlin Mitte, volume 11, sheet 256 N), owned by Dresdner Bank, shall in accordance with the main points set out in Schedule 1.3 of the Transaction Agreement (old) (except for the purchase price, which is now EUR 65,665,000.00 instead of EUR 54,723,284.96) be transferred to Allianz (or a company related to Allianz within the meaning of §§ 15 et seq. German Stock Corporation Act) prior to Completion of the Contribution and that Allianz (or the acquiring company) shall enter into a commercial lease with Dresdner Bank in respect of the premises used by Dresdner Bank in this property in accordance with the main points also set out in Schedule 1.3 of the Transaction Agreement (old).

§ 2

Future strategic alignment of Commerzbank (new) in banking business and as sales partner of Allianz Group

2.1	The company arising from the merger of Dresdner Bank and Commerzbank “Commerzbank (new)” shall be a leading German bank and is to be developed as a platform for further growth within Germany and internationally. Commerzbank (new) shall therefore exploit opportunities for growth that present themselves, with particular attention being paid to strengthening its sales operation.

A key factor in the alignment of Commerzbank (new) as a leading German bank is the formation of a comprehensive, long-term strategic sales partnership between Allianz and Commerzbank (new) in bancassurance and asset management.

2.2	Its interest in Commerzbank (new) represents a value-based investment for Allianz. Commerzbank and Allianz are therefore, with the merger of Dresdner Bank and Commerzbank, pursuing a long-term and sustained increase in the value of Commerzbank (new) through such things as the realization of synergy potential and the formation of the strategic sales partnership.

2.3	Based on the current divisions and segments of Commerzbank and Dresdner Bank, the strategic positioning of Commerzbank (new) is intended to focus on the Private and Business Customers, Mittelstand and Central and Eastern European segments in accordance with the business model described below. Commerzbank (new) is to be active in the Corporates & Markets (investment banking and public finance) and Commercial Real Estate segments. After the sale of the Cominvest Companies, Asset Management (except for business with open-ended real estate funds and closed funds) is to be supported via the strategic sales cooperation partnership with Allianz Global Investors.

2.3.1	Private and Business Customers: The Private Customers segment is to be a cornerstone of the profitability of Commerzbank (new) and a core area for further growth. The aim is to be a leading bank for private customers in Germany.

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

The combination of Commerzbank and Dresdner Bank will create Germany’s leading retail bank by earnings, branches and active customers. To this end, the sales and related back-office activities of Commerzbank and Dresdner Bank in retail and private banking will be combined under one brand. This will enable correspondingly high levels of potential synergies to be achieved. While retaining a strong sales presence geographically, the sales network will be optimized by streamlining larger sales units where they are in close proximity to each other. The units comdirect bank Aktiengesellschaft, Allianz Dresdner Bauspar AG, and the joint venture with CETELEM S.A. are to remain part of the new entity until further notice.

Under the currently foreseeable overall conditions, the new segment will continue to pursue an expansionary path, coupled with ongoing attractive returns. This applies equally for the branch network business with Retail and Private Banking customers and for direct banking business.

Additional growth impetus will come from the cooperation of Allianz and Commerzbank (new) in bancassurance.

2.3.2	Bank to the Mittelstand: The Mittelstand segment is another core profitability driver of Commerzbank (new) and a central area for further growth. The aim is to be the leading bank for the German Mittelstand.

To this end, the sales and related back-office activities of Dresdner Bank und Commerzbank in this segment will be combined and enhanced in line with the Commerzbank business model under one brand. In the process, customer portfolios and the related sales model will be structured in line with the current Commerzbank model, i.e. customer portfolios from Dresdner Bank PCC and Dresdner Bank Investment Banking will be allocated to the segment. In addition, the two partners’ networks of representative offices, foreign commercial business, business with emerging market financial institutions, and transaction services and international corporate banking business that does not come under Corporates & Markets will be combined in this segment. These measures open the path toward realizing potential synergies.

Under the currently foreseeable overall conditions, the intention is to adopt an expansion strategy in the future as well, coupled with ongoing high returns. This applies particularly for Mittelstand business in Germany.

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

2.3.3	Central and Eastern Europe: The Central and Eastern Europe segment is to be one of the central core areas of growth for Commerzbank (new). The aim is to become one of the key players among foreign banks in the region.

Dresdner Bank’s existing activities in Central and Eastern Europe will be integrated into Commerzbank (new). In countries where parallel Commerzbank (new) and Allianz activities exist or are being developed, the intention is to build up collaboration possibilities between the Parties.

The planned expansion will be driven forward by organic growth and external additions. The organic growth will result from the further development of existing business activities and the regional roll-out of business models already successful in other countries (e.g. m-Bank). The growth initiatives will focus on business in retail and corporate banking. Regional emphases will be determined in line with specific country rankings, which take account of market appeal, economic and political stability, and so on.

2.3.4	Commercial Real Estate: The Commercial Real Estate segment will remain a core segment of Commerzbank (new). However, the strategy to be pursued will be to reduce risk and risk-weighted assets and further enhance the segment’s profitability.

Dresdner Bank’s existing activities in Commercial Real Estate will be integrated into Commerzbank (new). This will mainly involve transferring existing CRE portfolios from Dresdner Bank to Commerzbank.

To achieve the desired reduction in risk-weighted assets and risk, existing non-core activities (e.g. legacy portfolios from the Eurohypo merger) will be systematically scaled back. In addition, within core activities, selected country portfolios (e.g. Spain, UK, and Germany) will be structurally reduced. The ongoing expansion initiatives in Asia and CEE will have to be offset by reductions in resources in the above sub-portfolios. As reopening of the secondary markets can be expected in the mid term, the “buy and manage” portfolio approach used to date will in principle be continued. However, in generating new business, even more rigorous risk/return considerations will have to be taken into account.

2.3.5	Corporates & Markets (investment banking including public finance): The Corporates & Markets segment is to be strategically realigned. The aim is to build up a business model focused on the Bank’s core customer franchises, coupled with a significantly reduced ratio of risk and risk weighted assets to capital.

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

Investment banking

In the Corporates & Markets segment, the new investment banking unit brings together the offerings for capital-market oriented companies and the capital market activities of Commerzbank and Dresdner Bank. The new unit’s business model is focused on customer-oriented business. The focus will be on corporate finance activities (M&A, ECM, DCM with focus on Germany), lending products (corporate lending & transaction services for corporate customers, structured financing), equities (focus on equity derivatives, reduced cash equities product) and fixed income (leading trading & execution platform, the leading partner for German customers, reduction credit trading). Proprietary trading activities and the acceptance of risk into the unit’s own balance sheet will be scaled back. Duly identified sub-portfolios will be systematically reduced. The common platform is to be characterized by high cost-efficiency and a sophisticated infrastructure. The new unit will have two main locations, in Frankfurt and London, supplemented by international sales locations. The product units will be flanked by the relevant sales units, research teams and a C&M credit portfolio management team.

The size of the new investment banking unit will be adjusted to suit the revised business model, i.e. significantly reduced compared with the current total number of units, with costs, risks and risk-weighted assets being substantially reduced, which at the same time will lead to ongoing reductions in earnings. The reduction in the risk and risk-weighted assets position will unlock corresponding amounts of capital. After completion of the reorganization, the unit can be expected to achieve sustained, stable profitability, given normal capital market conditions.

Public finance

Public finance business will in future no longer be an independent segment and will be structured under Corporates & Markets. The strategic realignment already begun, e.g. integration of Essenhyp into Eurohypo, will be continued, with the focus on reducing risk-weighted assets and total assets and a consequent further scaling back of the overall risk position.

The existing public finance portfolios and activities of Dresdner Bank will be integrated into Commerzbank to achieve unified portfolio management.

To attain the target reductions in public finance, non-core portfolios, such as the financial institutions portfolio, are to be systematically reduced, and the business model realigned toward a significantly lower level of risk-weighted assets and total assets. The extent to which higher-margin business, such as PPP finance, can be expanded to stabilize profitability must be examined.

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

Commerzbank’s and Dresdner Bank’s treasury activities will be combined in the Group’s management platform and will not be allocated to any particular segment.

2.4	The concept of a comprehensive sales cooperation partnership in Germany in bancassurance and asset management successfully developed in the past by Allianz and Dresdner Bank to their mutual benefit is to be continued between Allianz and Commerzbank (new) on a considerably broader basis; it will be enhanced and form an integral part of the expansion of Private Customer business right across the whole of Germany.

To this end Allianz and Commerzbank (or their respective subsidiaries) signed long-term distribution agreements together with the Transaction Agreement (old) on August 31, 2008.

The Parties shall endeavour to expand the sales cooperation partnership of Commerzbank (new) and Allianz in bancassurance outside Germany in the countries where Commerzbank currently or in future has branch networks.

The Parties shall also hold amicable discussions on an investment by Allianz Group companies in Commerzbank Group’s ETF-issuing company in Luxembourg.

The existing sales cooperation partnership between Allianz and Dresdner Bank in assurbanking shall in future be conducted directly by Allianz via a banking subsidiary. To this end, Dresdner Bank shall transfer the customers allocated by Allianz under the assurbanking cooperation (“Allianz Customers”) and all the related material resources and employees within the time specified in § 1.1 of this agreement by way of a spin-off in accordance with § 123 para. 3 German Reorganization Act or by any other means to an independent company (“New Bank”). In the event of a spin-off, Allianz (or a company related to Allianz within the meaning of §§ 15 et seq. of the German Stock Corporation Act (AktG)) shall acquire Dresdner Bank’s interest in New Bank after completion of the spin-off. The main points of the spin-off and/or the transfer by other means, the transfer of the interest in New Bank from Dresdner Bank to Allianz, and all other associated measures and agreements are set out in Schedule 2.4 hereto.

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

II.

Future organization and governance of Commerzbank (new)

§ 3

Registered office and organization

As Commerzbank (new), Commerzbank shall retain the name “Commerzbank Aktiengesellschaft” and continue to have its registered office in Frankfurt am Main. The headquarters is based in Frankfurt am Main.

§ 4

Supervisory Board of Commerzbank (new)

Notwithstanding the responsibility of the General Meeting and the Supervisory Board of Commerzbank (“Hierarchy of Powers under Company Law”), it is the Parties’ aim to implement the following with regard to the Supervisory Board of Commerzbank (new):

4.1	In accordance with § 7 para. 1 sentence 1 no. 3 of the German Co-determination Act (MitbestG), the Supervisory Board of Commerzbank shall consist of 10 members each from the shareholders and the employees.

4.2	Notwithstanding § 4.6, it is envisaged that after completion of the Contribution two of the Supervisory Board positions to be filled by shareholders shall be filled at the next Annual General Meeting of Commerzbank by the election of Mr Michael Diekmann and Dr Helmut Perlet.

4.3	The Supervisory Board shall have a chairman and two deputy chairmen. The first deputy chairman shall be drawn from the employees’ representatives, while the second shall be from the shareholders’ representatives. The Parties shall support the continuation of Klaus-Peter Müller as Chairman of the Supervisory Board and the election of Mr Michael Diekmann as Second Deputy Chairman.

4.4	The Presiding Committee shall consist of the Chairman of the Supervisory Board, his two deputies, and one other Supervisory Board member.

4.5	Allianz shall cast its votes in accordance with this Agreement when the election of members of the Supervisory Board takes place at the General Meeting of Commerzbank.

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

4.6	For as long as Allianz’s investment in Commerzbank (new) remains at or above 10% of the authorized voting share capital, Allianz shall be represented on the Supervisory Board of Commerzbank (new) by two shareholder representatives, and, for as long as Allianz’s investment in Commerzbank (new) remains at or above 5% but less than 10% of the authorized voting share capital, by one shareholder representative.

B.

EXECUTION OF THE TRANSACTION

§ 5

Sale of the Dresdner Bank Shares by Allianz to Commerzbank

5.1	Allianz will sell a total of 537,257,149 Dresdner Bank Shares (equal to the entire authorized capital of Dresdner Bank after deducting own shares currently held by Dresdner Bank amounting to around 7.0596% of its authorized share capital).

The Parties are agreed that the impending acquisition of the Dresdner Bank Shares by Commerzbank against the granting of a consideration by Commerzbank (as defined in § 5.2) on the basis of the non-cash contribution agreement (“Non-cash Contribution Agreement”) constitutes a single legal transaction and, as a so-called mixed non-cash contribution, requires a non-cash contribution audit (“Non-cash Contribution Audit”) under § 205 para. 3 German Stock Corporation Act.

5.2	In return for contributing a total of 537,257,149 Dresdner Bank Shares, Commerzbank shall grant Allianz the following considerations (together the “Commerzbank Consideration”):

(a)	163,461,537 new Commerzbank bearer shares arising from a capital increase by way of non-cash contribution from the approved capital with full eligibility to participate in profits from January 1, 2009;

(b)	All the shares held directly and indirectly by Commerzbank in the Cominvest Companies, including all remaining ordinary shares in MK AG, which Cominvest Holding will acquire under the share purchase and transfer agreement with Continentale Holding Aktiengesellschaft of February 14, 2006;

(c)	An amount in the sum of EUR 2.965 billion (“Cash Payment I”).

(d)	Plus an amount of EUR 250 million as consideration for the deletion of the provision in § 5.3 of the Transaction Agreement (old) (“Protection against losses on specific (financial) assets”) (“Cash Payment II” and together with Cash Payment I “Cash Payment”).

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

5.3	On August 31, 2008, the Board of Managing Directors of Commerzbank adopted a resolution to increase the authorized share capital by 163,461,537 shares by way of a non-cash capital increase from the approved capital. In view of the amendments to the Transaction Agreement (old), the Board of Managing Directors will change this resolution by December 15, 2008 and submit the revised version of the resolution to the Supervisory Board for approval. A draft wording of the revised version of the resolution is attached in Schedule 5.3

5.4	The Parties undertake to perform all necessary actions so that the requisite procedural steps (in particular the audit and audit report) for the mixed non-cash contribution are performed in a timely manner and no later than prior to the coming into effect of the conditions under § 6.2.

§ 6

Conduct and completion of the capital increase by way of non-cash contribution;

conditions precedent

6.1	The completion of the contribution of the Dresdner Bank Shares in return for the Commerzbank Consideration shall take place no earlier than the third bank working day following the day on which all conditions under § 6.2 of this Agreement have come into effect or have been waived, but no earlier than on January 2, 2009, or on such other bank working day as may be agreed between Allianz and Commerzbank (“Completion Date”). The Parties undertake to do everything in their power to ensure that the Contribution (including the registration of the completion of the capital increase by way of non-cash contribution pursuant to § 6.4.4 and the transfer of the Cash Payment pursuant to § 6.4.5) will be completed at the beginning of January 2009.

6.2	Completion of the contribution of the Dresdner Bank Shares in return for the Commerzbank Consideration shall be subject to the following conditions precedent:

6.2.1	The antitrust approvals in the jurisdictions set out in Schedule 13.1(a)Error! No bookmark name given.(a) to the Transaction Agreement (old) have been granted, or the prescribed statutory deadlines for granting or refusing them have expired, without there having been a refusal.

6.2.2	The regulatory approvals in accordance with § 10 of this Agreement have been granted, or the prescribed statutory deadlines for granting or refusing them have expired, without there having been a refusal.

6.2.3	Performance of the Non-cash Contribution Audit;

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

6.2.4	Conclusion of final agreements between Commerzbank and the Financial Market Stabilization Fund (SoFFin) on a recapitalization of Commerzbank in an amount of EUR 8.2 billion and liquidity support in the form of a guarantee for EUR 15 billion in favour of the Commerzbank Group.

6.3	Allianz and Commerzbank may only waive – to the extent legally permissible – the coming into effect of individual conditions precedent under § 6.2.2 to § 6.2.4 above by mutual agreement.

6.4	Immediately after the coming into effect of the conditions under § 6.2, Allianz and Commerzbank shall perform the following actions or cause such actions to be performed:

6.4.1	Signing and notarization of the Non-cash Contribution Agreement: Allianz (and the Allianz Companies) and Commerzbank shall sign the Non-cash Contribution Agreement on the Completion Date and so bring about the contribution of the 537,257,149 shares in Dresdner Bank with full eligibility to participate in profits for all financial years for which no resolution on the appropriation of distributable profit had been adopted at the time of the transfer of the Dresdner Bank Shares.

6.4.2	Delivery of subscription form: Immediately after signing the Non-cash Contribution Agreement, the Allianz Companies shall deliver to Commerzbank a signed subscription form for the new Commerzbank shares completed in duplicate in accordance with § 185 German Stock Corporation Act (“Subscription Form”).

6.4.3	Reporting of the capital increase by way of non-cash contribution: Immediately after the delivery of the Subscription Form and entering into the Non-cash Contribution Agreement, Commerzbank shall report the carrying out of the capital increase by way of non-cash contribution to the Commercial Register.

6.4.4	Registration of the carrying out of the capital increase by way of non-cash contribution: Immediately after registration of the capital increase by way of non-cash contribution in the Commercial Register and the issue of the new Commerzbank shares, Commerzbank shall send Allianz a copy of the notification of registration relating to the capital increase and an official print-out of the Commercial Register showing the capital increase.

6.4.5	Transfer of the Cash Amount: Immediately, no later than on the third bank working day after registration of the carrying out of the capital increase by way of non-cash contribution in the Commercial Register and the issue of the new Commerzbank shares, Commerzbank shall transfer the Cash Amount free of costs and expenses, as described in detail in the Non-cash Contribution Agreement.

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

6.4.6	Issue of global share certificate: Immediately after registration of the carrying out of the capital increase and the issue of the new Commerzbank shares, Commerzbank shall issue a global share certificate eligible for collective deposit representing the new Commerzbank shares, if appropriate with a global dividend coupon. Commerzbank shall deliver the global certificate to Clearstream Banking AG, Frankfurt am Main for the purpose of securities clearing.

6.5	The Parties shall make every effort to ensure that for the completion of the Contribution Messrs Annuscheit, Beumer, Hartmann, Dr. Krassow and Reuther inter alia shall belong to the Board of Managing Directors of Dresdner Bank.

§ 7

Continuation of Commerzbank business up until Completion of the Contribution

7.1	Commerzbank undertakes to continue its business, including the business of its related companies, during the period between entering into this Agreement and the Completion of the Contribution with no change in principles, in conformity with its practice up until now and with the diligence of a prudent businessman.

7.2	With the exception of stabilization measures under the Financial Markets Stabilization Act (“FMStG”), Commerzbank shall only take the following measures after consultation with Allianz in the period prior to Completion of the Contribution, if taking such measures is in the interest of Commerzbank or its shareholders, or necessary for the execution of the merger:

(a)	Calling a General Meeting with a proposed resolution for an increase in the authorized share capital or the creation of contingent or approved capital;

(b)	Making use of an authorization by the Board of Managing Directors of Commerzbank to increase the authorized share capital;

(c)	Issuing securities or rights that may be exchanged for or converted into shares;

(d)	Making use of an authorization to acquire and use own shares.

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

§ 8

Continuation of Dresdner Bank business until Completion of the Contribution

8.1	Allianz undertakes and warrants that, after entering into this Agreement and up until Completion of the Contribution, the following measures shall only be taken at Dresdner Bank with Commerzbank’s prior consent:

(a)	Distribution of cash or non-cash dividends (including in the form of a share buyback);

(b)	Capital measures (including consequent upon use of approved capital);

(c)	Measures under the German Reorganization Act and economically comparable transactions (where not provided for in this Transaction Agreement (amended), in which case Allianz shall ensure that Commerzbank receives appropriate information about the preparation and implementation of such measures);

(d)	Issuing or granting of convertible bonds, bonds with warrants, dividend rights/dividend right certificates, silent partnerships, options and other equity instruments recognized for regulatory purposes (including accompanying resolutions of the competent executive bodies);

(e)	Measures under the Financial Markets Stabilization Act FMStG.

8.2	Furthermore, while complying with the division of powers under company law, Allianz undertakes to ensure that Dresdner Bank shall continue its business, including the business of its related companies, during the period between entering into this Agreement and Completion of the Contribution with no change in principles, in conformity with its practice up until now, and with the diligence of a prudent businessman, provided that, in line with group practice up until now, Allianz is involved in the decision-making processes at Dresdner Bank. In this event Allianz shall notify and consult Commerzbank accordingly. In all other respects, Allianz shall ensure that the following measures are only undertaken with the consent of Commerzbank:

(a)	Acquiring and selling companies and interests, where the purchase price exceeds the amount of EUR 25 million;

(b)	Entering into, amending or modifying the performance of agreements with the Allianz Group which are not performed on standard market terms and conditions;

(c)	Entering into or amending agreements with members of executive bodies.

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

§ 9

Further obligations of both Parties until Completion of the Contribution

9.1	Allianz and Commerzbank undertake, within the scope of what is legally permissible prior to Completion of the Contribution, to notify each other of all circumstances relevant for the economic success of the merger, and in particular such circumstances as may have an influence on the results and/or the equity capital of Dresdner Bank and/or Commerzbank and hence Commerzbank (new).

9.2	The Parties agree that, while complying with the division of powers under company law, Allianz shall be informed regularly (at least monthly) as from the execution of this Agreement about the measures discussed in the committee set up to prepare the integration. Allianz shall take part in the integration preparation committee’s meetings.

§ 10

Antitrust law and regulatory approvals

10.1	The Parties start from the presumption that the antitrust and supervisory approvals in Germany and elsewhere for the merger of (i) Dresdner Bank and Commerzbank, (ii) for the acquisition of an interest in Commerzbank by Allianz and (iii) the acquisition of the Cominvest Companies by Allianz (“Antitrust and Regulatory Approvals”) in the jurisdictions set out in Schedule 13.1(a) to the Transaction Agreement (old) and in Schedule 10.1 hereto are subject to official procedures. These procedures include, in particular, the requisite

(a)	Merger control procedures;

(b)	Ownership control procedure under the German Banking Act;

(c)	Foreign regulatory approval/notification procedures;

(d)	Insurance supervisory approval/notification procedures.

Other countries in which antitrust procedures definitely or may apply but where the antitrust approval – except for certain countries as applicable – is not a condition precedent for Completion of the Contribution are set out in the list attached as Schedule 13.1Error! No bookmark name given.(c) to the Transaction Agreement (old).

10.2	Allianz and Commerzbank are obliged to report or notify the merger requirements to the respective competent authorities as soon as possible after entering into this Agreement. They shall make every reasonable effort in good faith to procure the approvals as rapidly as possible.

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

10.3	The antitrust and/or regulatory approval concerned shall also be deemed to have been granted on the occurrence of a corresponding legal fiction. If the approval concerned takes place under a condition precedent, the occurrence of such condition precedent shall be deemed to be the determining time for the granting of the approval.

10.4	Where merger requirements in certain jurisdictions are subject to antitrust control and no prohibition against Completion exists, Completion shall be carried out without a decision on an approval from the competent authority or the expiry of the prescribed statutory deadlines for the examination procedure. Insofar as prohibitions against Completion exist in jurisdictions other than those specified in Schedule 13.1Error! No bookmark name given.(a) to the Transaction Agreement (old) and the relevant antitrust control procedures have not been concluded by the Completion Date, the Parties shall agree on an appropriate transitional arrangement for the treatment of the companies and business in such countries, which enables completion of the transaction in all other respects. Such arrangement must be permissible under antitrust law and may include so-called “hold separate” arrangements.

10.5	Where antitrust and/or regulatory approvals are granted subject to conditions (except for a prohibition against Completion under German or European law), the Parties shall be obliged to accept such conditions and enter into all contracts and perform other actions (including the sale of assets or interests, the granting of licenses to third parties, or the termination of relationships with competitors) necessary in order to fulfil these conditions to the extent this does not entail any significant disadvantage for the Party concerned.

10.6	Allianz and Commerzbank shall be entitled to appeal against any prohibitive order and conditions which entail a significant disadvantage for Allianz or Dresdner Bank or Commerzbank.

§ 11

Commerzbank’s obligations

11.1

Commerzbank shall apply, by agreement with Allianz, as soon as possible after Completion of the Contribution for the admission of the new Commerzbank shares to the regulated market and the Prime Standard segment of the regulated market on the Frankfurt Stock Exchange, with the aim of commencing trading in the new Commerzbank shares immediately after Commerzbank’s Annual General Meeting 2009. In this respect Commerzbank undertakes to perform all measures necessary for the preparation of a stock exchange listing prospectus and the approval thereof by the

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht). Allianz shall ensure that Commerzbank is provided with information about Dresdner Bank in a timely manner where such information is necessary for the stock exchange listing prospectus.

11.2	For all reporting periods in which Allianz consolidates Commerzbank at equity in its consolidated annual financial statements or interim financial statements as defined in IAS 28, and for the first time in respect of the fiscal year in which the Contribution of Dresdner Bank Shares is completed against performance of the Commerzbank Consideration, Commerzbank undertakes, within the scope of what is legally permissible, to make available to Allianz, within the time period notified sufficiently in advance by Allianz, all information required by Allianz to consolidate Commerzbank in its financial statements at equity as defined in IAS 28. Allianz’s consolidated reporting shall take place quarterly on the basis of § 315a of the German Commercial Code (HGB), in compliance with the International Financial Reporting Standards (IFRS), as adopted by the European Union. In addition, such additional reconciliations as applicable shall be provided where IFRS, as adopted by the European Union, differs from the full version of IFRS. If in the future, Allianz requires further details to show Commerzbank in its consolidated financial statements or interim financial statements in compliance with mandatory legal requirements, Commerzbank undertakes to provide such details to Allianz within the scope of what is economically reasonable.

11.3	Commerzbank undertakes to ensure that the annual and consolidated financial statements of Dresdner Bank for 2008 continue to be prepared on a basis consistent with current accounting practice and that Dr Perlet remains chairman of the Audit Committee of the Dresdner Bank Supervisory Board until these financial statements are confirmed and approved.

§ 12

Allianz’s agreement to lock-up

12.1	In the interest of both sides, Allianz undertakes only to sell Commerzbank shares to avoid slippage, and after appropriate notification to Commerzbank.

12.2	In addition, Allianz undertakes to Commerzbank that, up until the expiry of six months after Completion of the Contribution, it shall not without Commerzbank’s prior written consent

(a)	sell, transfer or dispose of in any other way any Commerzbank shares received by Allianz or its related companies in the course of this transaction; or

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

(b)	enter into any transactions (including derivative transactions) or perform any other actions in respect of Commerzbank shares received by Allianz or its related companies in the course of this transaction that economically constitute one of the actions described under (a);

12.3	The following are excluded from the lock-up agreement under § 12.2:

(a)	The transfer of Commerzbank Shares to companies related to Allianz within the meaning of §§ 15 et seq. German Stock Corporation Act;

(b)	The use of Commerzbank shares as collateral; and

(c)	Hedging transactions as from Completion of the Contribution;

in each case on condition that the relevant contracting party of Allianz submits to the lock-up obligation vis-à-vis Commerzbank in accordance with § 12.2, and that in the event of the use of Commerzbank shares as collateral, Allianz shall take all steps available to it in law and reasonable in fact to prevent the realization of the Commerzbank shares by creditors.

§ 13

Continued validity and/or termination of intra-group contractual relations between

Allianz Group companies and Dresdner Bank Group companies

13.1	The Parties are agreed that after Completion of the Contribution there shall be an orderly transition of the services previously provided by Dresdner Bank Group directly or indirectly for Allianz and of the services previously provided by Allianz Group companies directly or indirectly for Dresdner Bank and that the services provided shall be maintained on the same terms and conditions for a reasonable transitional period. Where services are provided by third parties, the Parties shall endeavour to procure that they continue to be equally available on the terms and conditions previously granted for a reasonable transitional period.

The above provision shall apply, save as otherwise provided below for the contractual relations listed and categorized (non-exclusively) in Schedule 16.1 to the Transaction Agreement (old)Error! No bookmark name given.

13.1.1	Category-1 contractual relations: Contracts of Dresdner Bank or Allianz with third companies under which other Allianz Group companies use services or licenses

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

After Completion of the Contribution, contractual relations shall be continued for the respective periods of validity on the existing terms and conditions, unless other arrangements have been agreed by prior mutual consent or the contract concerned has been validly terminated by the third company. The Parties shall agree in good time prior to the end of the period of validity whether or not and to what extent contracts and licenses shall in each case be transferred to the other Party. Where the contracts and licenses are not transferable or have been validly terminated by third companies, the Parties shall endeavour to procure that the third companies continue the contracts or licenses on comparable terms and conditions.

13.1.2	Category-2 contractual relations: Marketing-related contracts between Allianz and Dresdner Bank

Contractual relations with Dresdner Bank shall terminate upon Completion of the Contribution.

13.1.3	Category-3 contractual relations: Contracts between Dresdner Bank and Allianz companies in the field of retirement provision

After Completion of the Contribution contractual relations shall be continued on the existing terms and conditions at least until December 31, 2010, unless the Parties have previously agreed by mutual consent on other arrangements. The Parties shall agree on a further continuation, amendment, or termination of the contracts concerned within the above time period.

13.1.4	Category-4 contractual relations: Other contracts between Dresdner Bank and Allianz Companies

After Completion of the Contribution contractual relations shall be continued on the existing terms and conditions at least until December 31, 2009, unless the Parties have previously agreed by mutual consent on other arrangements. The Parties shall agree on a further continuation, amendment, or termination of the contracts concerned within the above time period.

13.2	The Parties agree the provision set down in Schedule 16.2 to the Transaction Agreement (old) in respect of the IT framework agreement between the Dresdner Bank companies and Allianz Shared Infrastructure Services GmbH (“ASIC”) with the clarification that Commerzbank’s obligation under point 3 of the aforementioned Schedule only exists if Commerzbank’s intention under point 3 of the Schedule cannot be realized for reasons to be given by Commerzbank.

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

13.3	Where companies of the Allianz Group hold Commerzbank Group and Dresdner Bank Group bonds and have granted liquidity lines to companies of the Commerzbank Group and Dresdner Bank Group, Allianz shall ensure, within the scope of its capacity to influence, that the existing investments are not sold outside the normal course of business and the liquidity lines are not reduced or terminated outside the normal course of business.

13.4	Where Dresdner Bank Group companies have granted Allianz Group companies loans and/or liquidity lines, the Parties are agreed that the loans and/or liquidity lines shall not be reduced or terminated outside the normal course of business. The special provisions set out in Schedule 16.4 to the Transaction Agreement (old) Error! No bookmark name given. shall apply to the loans and liquidity lines listed in that Schedule.

13.5	The Parties are agreed that the existing contractual relations between the Dresdner Bank companies and companies of the Allianz Group in insurance and asset management (insofar as not governed by § 2.4), in particular the group insurance and reinsurance agreements entered into with Allianz Leben for retirement provision, the existing liability, motor and other property-casualty insurance policies with Allianz Sach, the existing fidelity insurance policies with Euler and the existing group policy with ELVIA (Germany branch) relating to collaboration on insurance services under MasterCard Gold and VisaCard Gold shall be continued in the normal course of business.

§ 14

Provisions relating to the transfer of the Cominvest Companies

The following provisions shall apply in respect of the Cominvest Companies:

14.1	Commerzbank undertakes to ensure that the intercompany agreement between Cominvest Holding and Cominvest Germany of October 14, 2004 will be terminated by Completion of the Contribution with effect no later than December 31, 2008;

14.2	Commerzbank furthermore undertakes to ensure that, up to Completion of the Contribution, agreements between the Cominvest Companies of the one part and Commerzbank and its related companies (excluding the Cominvest Companies) of the other part which are not performed on standard terms and conditions shall only be entered into, amended or otherwise performed with the consent of Allianz.

14.3

The Parties are agreed that after Completion of the Contribution there shall be an orderly transition of the services previously provided by Commerzbank or Cominvest Holding directly or indirectly for the Cominvest Companies and that the services

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

provided shall be maintained on unchanged terms and conditions for a reasonable transitional period. Where services are provided by third parties, Commerzbank and Cominvest Holding shall endeavour to procure that the terms and conditions previously granted remain equally available for a reasonable transitional period.

14.4	Allianz shall ensure that Cominvest Germany shall release Commerzbank from the liabilities of Commerzbank under the long-term performance plan LTP for 2006 and 2007 in respect of the employees of Cominvest Germany. Commerzbank shall ensure that provisions are established at Cominvest Germany for liabilities under the LTP for 2006 and 2007 in respect of the employees of Cominvest Germany for the period up to the transfer of the Cominvest Companies in accordance with the applicable accounting regulations.

14.5	Allianz and Commerzbank shall, taking account of both Parties’ interests, reach a mutually agreed solution as to whether the dividend-right certificates with a nominal amount of EUR 50,000,000.00 (in words: fifty million euros) issued by Cominvest Luxembourg and currently held by Commerzbank under the agreement of November 28, 2003, between Cominvest Luxembourg and Commerzbank, are to be maintained or redeemed.

14.6	It is the understanding of the Parties that the intercompany agreement between Cominvest Holding and Cominvest Germany was executed correctly in the past. Where no legal obligation to do so exists, Allianz will ensure that no changes are made retroactively to the annual financial statements of Cominvest Germany.

14.7	The Parties are agreed that the profits of the Cominvest Companies for the fiscal year 2008 will be distributed to Commerzbank and that the annual financial statements of these companies for 2008 will continue to be prepared on the basis of current accounting practice in consultation with Commerzbank. With reference to MK AG, the profits shall be distributed in consultation with Commerzbank without any tax disadvantages for Allianz.

14.8	Cominvest Germany has rented premises from Commerzbank in the Kastor building as a sub-tenant with the sub-lease dated January 27/January 20, 2004 and the first addendum dated July 29, 2008 and second addendum dated September 22, 2008. The sub-lease runs until October 31, 2013. Notwithstanding the term of the lease, Commerzbank consents to premature termination of the sub-lease effective to any month’s end. If Cominvest Germany wishes to terminate the sub-lease it will give at least three months’ notice of termination thereof. Any costs of restoring the premises to their original condition will be borne by Commerzbank.

14.9	Allianz hereby undertakes and warrants that the names of the Cominvest Companies will be changed directly after their transfer to the Allianz Companies and that no names and trademarks will be used that could be confused with any name or trademark registered in favour of Commerzbank or any of the companies of the Commerzbank Group.

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

C.

FINAL PROVISIONS

§ 15

Implementation of the transaction, rights and duties arising from this Transaction

Agreement (amended)

15.1	The effectiveness of this Transaction Agreement (amended) is conditional upon the approval of the Supervisory Board of Allianz and the approval of the Supervisory Board of Commerzbank.

15.2	The Parties are agreed that this Transaction Agreement (amended) shall serve as a basic agreement for the implementation of the merger of Dresdner Bank and Commerzbank, the implementation of which shall require further contracts to be entered into and actions to be performed, some involving related companies on both sides.

15.3	Rights and entitlements under this Agreement in favour of Allianz may be asserted in the same way by the Allianz Companies. Where actions and declarations are required from Allianz Companies as owner of the Dresdner Bank Shares for the implementation of the transaction provided for in this Agreement, the Allianz Companies shall be authorized to perform such actions and make such declarations in place of Allianz in relation to the Dresdner Bank Shares they hold. Allianz undertakes to ensure such actions and declarations are performed and made.

15.4	The provisions of § 15.3 shall apply mutatis mutandis in relation to Commerzbank and Cominvest Holding.

15.5	No Party shall assign rights or claims under this Transaction Agreement (amended) without the prior written consent of the other Party.

15.6

The Parties are agreed that any rights and obligations of the Parties and any other legal consequences that are tied to the Completion of Transaction Step 1 and/or 2 in the schedules to the Transaction Agreement (old) and the distribution agreements in the relationship Allianz/Commerzbank referred to in § 2.4 shall take effect when the Transaction Agreement (amended) goes into force upon the Contribution of the Dresdner Bank Shares pursuant to § 1.1 With a view to the Distribution Agreement of

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

August 31, 2008 between Allianz Global Investors Kapitalanlagegesellschaft mbH, Commerzbank and Dresdner Bank on the distribution of AGI funds through bank branches, it is the understanding of the Parties that any and all provisions that refer to a time period of six months after Transaction Step 2 shall now refer instead to January 1, 2010.

§ 16

Termination of the Transaction Agreement (amended)

16.1	Allianz and/or Commerzbank shall each have the right to withdraw from this Transaction Agreement (amended) in the situations set out below; such right shall be exercisable by written declaration to the other Party:

(a)	The conditions for Completion set out in § 6.2 hereof have not occurred by August 31, 2009;

(b)	It is conclusively established that an essential official or other approval, consent or license will not be granted;

(c)	The registration in the Commercial Register by Commerzbank of the execution of the capital increase by way of non-cash contribution pursuant to § 6.4.4 has not taken place within six months of the Completion Date.

16.2	Withdrawal as defined in the preceding § 16.1 shall only be possible up until the date of the Contribution of Dresdner Bank Shares to Commerzbank by Allianz pursuant to § 6. Withdrawal from this Agreement shall not be possible after this point. Withdrawal shall be declared within three weeks after becoming aware of circumstances giving rise to the right of withdrawal. There shall be no right of withdrawal for a Party if the occurrence of the ground for withdrawal is due to a breach of duty under or in connection with this Agreement by such Party.

16.3	In the event of the termination of this Agreement in accordance with this § 16, all claims under this Agreement shall lapse unless they are based on a breach of this Agreement. The validity of the provisions of this Part C shall remain unaffected.

§ 17

Confidentiality, exclusivity

17.1	The Parties are agreed that information exchanged between them in connection with the planned merger shall be treated as strictly confidential. The details are governed by the special Confidentiality Agreement of January 21/22, 2008.

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

17.2	The Parties shall refrain from doing anything that could delay or jeopardize the realization of the merger. In view of the costs and expenses arising in connection with the negotiation and audit of the merger, Allianz shall not hold any talks or negotiations concerning the acquisition or sale of shares in Dresdner Bank, unless such talks or negotiations take place in accordance with this Agreement or are mutually agreed between Allianz and Commerzbank. Allianz undertakes not to approve any disposals by Dresdner Bank over its holding of its own shares without the consent of Commerzbank.

§ 18

Publications, inclusion of employee representative bodies

18.1	The Parties shall agree on the content of ad-hoc communications to be made in connection with the execution of this Transaction Agreement (amended), as well as on press releases and other publications in connection with this Agreement and the measures provided for herein.

18.2	Allianz agrees that Commerzbank shall disclose the essential content of the Transaction Agreement (old) and the Transaction Agreement (amended) in prospectuses for the purposes of financing the overall transaction and in other publications in connection with the overall transaction in a form to be agreed in advance with Allianz. Conversely, Commerzbank agrees that Allianz shall disclose the essential content of the Transaction Agreement (old) and the Transaction Agreement (amended) in prospectuses and in other publications in connection with the overall transaction in a form to be agreed in advance with Allianz.

18.3	Commerzbank undertakes to involve Allianz in an appropriate manner in the presentation of the transaction in (written or verbal) reports to the General Meeting of Commerzbank.

18.4	To the extent required by the law, the competent employee representative bodies shall be notified and included in the impending proposals.

§ 19

Costs

19.1	Commerzbank and Allianz shall each bear their own costs, and in particular the costs of their advisors, arising from and in connection with this Transaction Agreement (amended) and its implementation.

19.2	Costs generated jointly shall be borne jointly by the Parties.

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

19.3	Commerzbank shall bear the costs of antitrust und banking supervisory reporting, where Commerzbank is under a duty to make such reports. Allianz shall bear the costs of antitrust und banking supervisory reporting, where Allianz is under a duty to make such reports. Where a joint antitrust und banking supervisory reporting duty exists, the costs incurred shall be divided between the Parties. Commerzbank shall bear any land transfer tax (Grunderwerbsteuer), except any such tax incurred as a result of the transfer of the property at Pariser Platz (cf. § 1.2) and the Cominvest Companies, which shall be borne by Allianz.

§ 20

Correspondence

The following addresses shall be used for correspondence:

20.1	For Allianz and the Allianz Companies:

Allianz SE

Group Legal Services

Königinstraße 28

80802 Munich

20.2	For Commerzbank:

Commerzbank Aktiengesellschaft

Central Legal Department

Kaiserstraße 16

60311 Frankfurt am Main

§ 21

Governing law, arbitration

21.1	This Transaction Agreement (amended) shall be subject to German law.

21.2	Disputes arising from or connected to this Agreement and its implementation shall be decided by an arbitration court on the basis of the arbitration ordinance of the German Institute of Arbitration (DIS). Any recourse to courts of law is excluded. If allowed by law, temporary legal measures are expressly excluded. The proceedings in the arbitration court shall take place in German. The arbitration court is composed of three arbitrators. The location of the arbitration court is Frankfurt am Main.

This is a draft translation that is provided as a courtesy. Only the German version of the document is legally binding.

§ 22

Amendments, additions, termination (including withdrawal and notice to terminate)

Amendments, supplements to or termination (including by avoidance, withdrawal, notice to terminate, or agreement) of this Agreement, including amendments to this provision, shall be in writing, unless another form of communication is required by mandatory law (such as certification by a notary).

§ 23

Other agreements by the Parties

The Transaction Agreement (old) and this Transaction Agreement (amended) as a continuation thereof contains all agreements between the Parties on the subject matter governed herein and shall replace all oral and written negotiations, agreements and covenants previously made between the Parties on the subject matter hereof, except for the Confidentiality Agreement referred to in § 17.1 hereof. No ancillary covenants to these Agreements exist, with the exception of documents expressly referred to in the Transaction Agreement (old) and in this Transaction Agreement (amended).

§ 24

Severability

Should any individual provision(s) of this Agreement be or become invalid, this shall not effect the validity of the remaining provisions. The Parties are aware of the ruling by the German Supreme Court, according to which a severability clause merely reverses the burden of proof. However, it is the express desire of the Parties to maintain the validity of the other Agreement provisions under all circumstances and to waive § 139 of the German Commercial Code (BGB) in its entirety. In any such case, the unenforceable provision shall be replaced by whichever legal provision mostly closely matches the original intent of the Parties or what their intent would have been if they had considered this point at the time they entered into the agreement. The same shall hold true with respect to any gap in the agreement.